Exhibit 99.2

First Quarter Financial & Operating Results

April 22, 2024

1Q
2024
Earnings

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This supplemental information regarding the financial and operating results of Verizon Communications Inc. (Verizon) for the first quarter ended March 31, 2024 contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Discussion of factors that may affect future results is included at the end of this document and is also contained in Verizon's filings with the US Securities and Exchange Commission.

Consolidated Financial Results

* Non-GAAP financial measure.

** Total Wireless service revenue represents the sum of Consumer and Business segments.

Consolidated total operating revenue for the first quarter was $33.0 billion, up 0.2% year over year.
•Service and other revenue was $27.6 billion, up 1.7% year over year.
◦Total Wireless service revenue2 was $19.5 billion, up 3.3% year over year, driven primarily by pricing actions implemented in recent quarters, higher premium price plan adoption, and growth from our fixed wireless access (FWA) connections.
◦Total Fios revenue was $3.2 billion, up 0.3% year over year.
•Wireless equipment revenue was $5.4 billion, down 6.9% year over year, predominantly due to lower upgrade volumes.

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Consolidated net income for the first quarter was $4.7 billion compared to $5.0 billion for the first quarter 2023, as the benefits from improved operational performance and pricing actions were more than offset by higher selling, general, and administrative (SG&A) expenses and higher interest expense.

Consolidated adjusted EBITDA1 for the first quarter was $12.1 billion, compared to $11.9 billion in the prior year period. This result was driven by Wireless service revenue growth and the benefits of lower upgrade volumes, which were offset by higher SG&A expenses, and ongoing declines in Verizon Business Group wireline revenue.

Consolidated operating expenses for the first quarter were $25.5 billion, up 0.5% year over year. Consolidated operating expenses, excluding depreciation and amortization and special items,1 were $20.9 billion, down 0.5% year over year.

Interest expense for the first quarter was $1.6 billion compared to $1.2 billion for the first quarter 2023 due to lower capitalized interest and higher interest rates on our outstanding debt balance.

Earnings per share (EPS) was $1.09 compared to EPS of $1.17 in the prior year period.
•First quarter 2024 financial results reflected a pre-tax loss from special items of approximately $327 million. This includes the amortization of intangible assets related to Tracfone and other acquisitions of $221 million, and a $106 million charge associated with a litigation matter related to a legacy contract for the production of telephone directories in Costa Rica by a subsidiary of Verizon.

Adjusted EPS1 for the first quarter was $1.15 compared to $1.20 in the prior year period.

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Cash Flow Summary

* Non-GAAP financial measure.

Cash flow from operating activities for the first quarter was $7.1 billion compared to $8.3 billion in the prior year period driven by year over year pressures from higher interest expense primarily related to a reduction in capitalized interest. Additionally, we made a discretionary pension contribution of $365 million prior to the closing of the previously disclosed retiree pension annuitization transaction.
•Capital spending for the first quarter was $4.4 billion compared to $6.0 billion in the prior year period.

Free cash flow1 for the first quarter was $2.7 billion compared to $2.3 billion in the prior year period.

Total unsecured debt as of the end of the first quarter was $128.4 billion, a $0.1 billion decrease compared to the fourth quarter 2023 and $3.6 billion lower year over year. Unsecured debt to net income (LTM) ratio was 10.9x as of the end of the first quarter, an increase of 0.3x compared to the fourth quarter 2023 and a 4.9x increase year over year.

Net unsecured debt1 as of the end of the first quarter was $126.0 billion, a $0.4 billion decrease compared to the fourth quarter 2023 and $3.7 billion lower year over year. Net unsecured debt to adjusted EBITDA ratio1 was 2.6x as of the end of the first quarter, in line with the fourth quarter 2023 and a 0.1x improvement year over year.

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Mobility Highlights

Note: Where applicable, the operating results reflect certain adjustments

Consolidated
Total postpaid net additions for the first quarter were 253 thousand, down from 633 thousand in the prior year period, as slower growth in tablets, wearables, and other connected devices more than offset improved phone net losses and solid performance in FWA.

Total postpaid phone net losses for the first quarter were 68 thousand, an improvement from 127 thousand net losses in the prior year period.
•Postpaid phone gross additions were 2.4 million, up 1.4% year over year.
•Postpaid phone churn was 0.89%, down 1 basis point year over year.

Consumer Group
Postpaid net additions for the first quarter were 75 thousand, down from 321 thousand in the prior year period.
•Postpaid phone net losses were 158 thousand compared to 263 thousand net losses in the prior year period.
◦Postpaid phone gross additions were 1.7 million, up 5.3% year over year.
◦Postpaid phone churn was 0.83%, down 1 basis point year over year.

Prepaid net losses were 216 thousand compared to 351 thousand net losses in the prior year period.
•Excluding SafeLink Wireless (SafeLink), our brand offering access to government-sponsored connectivity benefits and programs, prepaid net losses were 131 thousand compared to 277 thousand net losses in the prior year period.

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◦Prepaid churn was 4.26%, down 5 basis points year over year. Excluding SafeLink, prepaid churn was 3.61%, down 11 basis points year over year.

Business Group
Postpaid phone net additions for the first quarter were 90 thousand, down from 136 thousand in the prior year period.
•Postpaid phone churn was 1.13%, down 3 basis points year over year.

Broadband Highlights

Total broadband net additions for the first quarter were 389 thousand compared to 437 thousand in the prior year period.
•FWA net additions were 354 thousand, down from 393 thousand in the prior year period.
◦Consumer FWA net additions were 203 thousand, down 53 thousand year over year.
◦Business FWA net additions were 151 thousand, up 14 thousand year over year.
•Fios internet net additions were 53 thousand, down from 67 thousand in the prior year period.

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Consumer Financial Results

Total Consumer revenue for the first quarter was $25.1 billion, up 0.8% year over year, as gains in Service revenue were partially offset by declines in Wireless equipment revenue.
•Consumer Service and other revenue was $20.6 billion, up 2.9% year over year.
•Consumer Wireless service revenue was $16.1 billion, up 3.4% year over year, driven by growth in Consumer wireless postpaid average revenue per account (ARPA) from pricing actions and continued FWA adoption.
•Consumer Fios revenue was $2.9 billion, up 0.2% year over year.
•Consumer Wireless equipment revenue was $4.5 billion, down 8.0% year over year, driven primarily by a 20.9% year over year decline in upgrades.

Consumer Wireless postpaid ARPA was $135.75 for the first quarter, up 4.4% year over year, driven by pricing actions implemented in recent quarters, continued adoption of premium Unlimited plans, and an increase in our FWA subscriber base.

Consumer operating income for the first quarter was $7.4 billion, up 3.8% year over year, resulting in operating income margin of 29.4%.

Consumer segment EBITDA1 for the first quarter was $10.7 billion, up 3.6% year over year. This improvement can be attributed to Service revenue growth and lower upgrade volumes. Consumer segment EBITDA margin1 for the first quarter was 42.6%.

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Business Financial Results

Note: Revenue by customer group may not add due to rounding.

Total Business revenue for the first quarter was $7.4 billion, down 1.6% year over year, as increases in Wireless service revenue were more than offset by decreases in Wireline revenue and Wireless equipment revenue.
•Business Wireless service revenue was $3.4 billion, up 2.7% year over year, driven by continued strong net additions in the first quarter 2024 for both mobility and FWA, as well as benefits from pricing actions implemented in recent quarters.
•Business wireline results reflect continued secular declines in the prevailing wireline market, consistent with prior periods.

Business operating income for the first quarter was $399 million, down 27.6% year over year, resulting in operating income margin of 5.4%.

Business segment EBITDA1 for the first quarter was $1.5 billion, down 7.2% year over year, driven by continued declines in Wireline revenues. Business segment EBITDA margin1 for the first quarter was 20.7%.

Notes
1 Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).

2 Total Wireless service revenue represents the sum of Consumer and Business segments.

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Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “plans,” “targets” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of competition in the markets in which we operate, including the inability to successfully respond to competitive factors such as prices, promotional incentives and evolving consumer preferences; failure to take advantage of, or respond to competitors' use of, developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation and changing interest rates in the markets in which we operate; cyber attacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions, acts of war, terrorist attacks or other hostile acts and any resulting financial or reputational impact; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; damage to our reputation or brands; the impact of public health crises on our operations, our employees and the ways in which our customers use our networks and other products and services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; allegations regarding the release of hazardous materials or pollutants into the environment from our, or our predecessors’, network assets and any related government investigations, regulatory developments, litigation, penalties and other liability, remediation and compliance costs, operational impacts or reputational damage; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or regulations, or in their interpretation, or challenges to our tax positions, resulting in additional tax expense or liabilities; and changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

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Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/24	3 Mos. Ended 12/31/23	3 Mos. Ended 9/30/23	3 Mos. Ended 6/30/23	3 Mos. Ended 3/31/23	3 Mos. Ended 12/31/22	3 Mos. Ended 9/30/22	3 Mos. Ended 6/30/22

Consolidated Net Income (Loss)	$4,722	$(2,573)	$4,884	$4,766	$5,018	$6,698	$5,024	$5,315
Add:
Provision for income taxes	1,353	756	1,308	1,346	1,482	2,113	1,496	1,542
Interest expense	1,635	1,599	1,433	1,285	1,207	1,105	937	785
Depreciation and amortization expense(1)	4,445	4,516	4,431	4,359	4,318	4,218	4,324	4,321
Consolidated EBITDA	$12,155	$4,298	$12,056	$11,756	$12,025	$14,134	$11,781	$11,963

Add/(subtract):
Other (income) expense, net(2)	$(198)	$807	$(170)	$(210)	$(114)	$(2,687)	$439	$(49)
Equity in losses (earnings) of unconsolidated businesses	9	11	18	33	(9)	(4)	(2)	(41)
Severance charges	—	296	—	237	—	304	—	—
Legacy legal matter	106	—	—	—	—	—	—	—
Verizon Business Group goodwill impairment	—	5,841	—	—	—	—	—	—
Asset rationalization	—	325	—	155	—	—	—	—
Legal settlement	—	100	—	—	—	—	—	—
Business transformation costs	—	—	176	—	—	—	—	—
Non-strategic business shutdown	—	—	158	—	—	—	—	—
	(83)	7,380	182	215	(123)	(2,387)	437	(90)
Consolidated Adjusted EBITDA	$12,072	$11,678	$12,238	$11,971	$11,902	$11,747	$12,218	$11,873
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments, where applicable.

Verizon Communications Inc.

Consolidated EBITDA and Consolidated Adjusted EBITDA (LTM)

(dollars in millions)
Unaudited	12 Mos. Ended 3/31/24	12 Mos. Ended 12/31/23	12 Mos. Ended 3/31/23

Consolidated Net Income	$11,799	$12,095	$22,055
Add:
Provision for income taxes	4,763	4,892	6,633
Interest expense	5,952	5,524	4,034
Depreciation and amortization expense(1)	17,751	17,624	17,181
Consolidated EBITDA	$40,265	$40,135	$49,903

Add/(subtract):
Other (income) expense, net(2)	$229	$313	$(2,411)
Equity in losses (earnings) of unconsolidated businesses	71	53	(56)
Severance charges	533	533	304
Legacy legal matter	106	—	—
Verizon Business Group goodwill impairment	5,841	5,841	—
Asset rationalization	480	480	—
Legal settlement	100	100	—
Business transformation costs	176	176	—
Non-strategic business shutdown	158	158	—
	7,694	7,654	(2,163)
Consolidated Adjusted EBITDA	$47,959	$47,789	$47,740
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments, where applicable.

Verizon Communications Inc.

Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	3/31/24		12/31/23		3/31/23

Debt maturing within one year	$15,594		$12,973		$12,081
Long-term debt	136,104		137,701		140,772
Total Debt	151,698		150,674		152,853
Less Secured debt	23,290		22,183		20,835
Unsecured Debt	128,408		128,491		132,018
Less Cash and cash equivalents	2,365		2,065		2,234
Net Unsecured Debt	$126,043		$126,426		$129,784
Consolidated Net Income (LTM)	$11,799		$12,095		$22,055
Consolidated Adjusted EBITDA (LTM)	$47,959		$47,789		$47,740
Unsecured Debt to Consolidated Net Income Ratio	10.9	x	10.6	x	6.0	x
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.6	x	2.6	x	2.7	x
Net Unsecured Debt - Quarter over quarter change	$(383)
Net Unsecured Debt - Year over year change	$(3,741)
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio - Quarter over quarter change	—	x
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio - Year over year change	(0.1)	x

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 3/31/24				3 Mos. Ended 3/31/23
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.09				$1.17
Amortization of acquisition-related intangible assets	$221	$(56)	$165	0.04	$208	$(53)	$155	0.04
Legacy legal matter	106	(27)	79	0.02	—	—	—	—
	$327	$(83)	$244	$0.06	$208	$(53)	$155	$0.04
Adjusted EPS				$1.15				$1.20
Footnote:
Adjusted EPS may not add due to rounding.

Free Cash Flow
(dollars in millions)
Unaudited	3 Mos. Ended 3/31/24	3 Mos. Ended 3/31/23

Net Cash Provided by Operating Activities	$7,084	$8,289
Capital expenditures (including capitalized software)	(4,376)	(5,958)
Free Cash Flow	$2,708	$2,331

Consolidated Operating Expenses Excluding Depreciation and Amortization and Special Items
(dollars in millions)
Unaudited	3 Mos. Ended 3/31/24	3 Mos. Ended 3/31/23

Consolidated Operating Expenses	$25,460	$25,328
Depreciation and amortization expense(1)	4,445	4,318
Legacy legal matter	106	—
Consolidated Operating Expenses Excluding Depreciation and Amortization and Special Items	$20,909	$21,010
Year over year change %	(0.5)%
Footnote:
(1) Includes Amortization of acquisition-related intangible assets.

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/24	3 Mos. Ended 3/31/23

Operating Income	$7,372	$7,099
Add Depreciation and amortization expense	3,309	3,214
Segment EBITDA	$10,681	$10,313
Year over year change %	3.6%

Total operating revenues	$25,057	$24,857
Operating Income Margin	29.4%	28.6%
Segment EBITDA Margin	42.6%	41.5%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 3/31/24	3 Mos. Ended 3/31/23

Operating Income	$399	$551
Add Depreciation and amortization expense	1,128	1,094
Segment EBITDA	$1,527	$1,645
Year over year change %	(7.2)%

Total operating revenues	$7,376	$7,494
Operating Income Margin	5.4%	7.4%
Segment EBITDA Margin	20.7%	22.0%